UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUALITY DISTRIBUTION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3802 Corporex Park Drive

Tampa, Florida 33619

April 17, 2007

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Quality Distribution, Inc., which will be held on Thursday, May 17, 2007, beginning at 10:00 a.m., Eastern Time. The meeting will be held at the Marriott Marquis Hotel, located at 1535 Broadway, New York, NY 10036. The purpose of the meeting is to consider and vote upon the proposals explained in the accompanying notice of annual meeting of shareholders and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement, and a proxy card are enclosed. We have also enclosed our 2006 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2006.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing, and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Gerald L. Detter

Chief Executive Officer and

Chairman of the Board of Directors

3802 Corporex Park Drive

Tampa, Florida 33619

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Quality Distribution, Inc. will be held on Thursday, May 17, 2007, at 10:00 a.m., Eastern Time at the Marriott Marquis Hotel, located at 1535 Broadway (at 46th Street), New York, NY 10036 for the following purposes:

(1)	To elect twelve directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2007 fiscal year; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 9, 2007, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

Jonathan C. Gold

Corporate Secretary

April 17, 2007

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to sign, date, mark and return the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly signing, dating, marking and returning the proxy card will save the Company the expense and effort of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for the purpose of returning your proxy card. Sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. “Street name” shareholders who wish to vote in person will need to obtain a proxy from the person in whose name their shares are registered.

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as an owner of the common stock, no par value, of Quality Distribution, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Quality Distribution’s 2007 annual meeting of shareholders.

Unless the context requires otherwise, references in this proxy statement to “Quality Distribution”, “QDI”, the “Company”, “we”, “us”, or “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2007 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about April 17, 2007.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 17, 2007 10:00 a.m. Eastern Time Marriott Marquis Hotel 1535 Broadway New York, NY 10036

Items to be Voted Upon	You will be voting on the following matters:

The election of twelve directors;

The ratification of the appointment of the independent registered certified public accounting firm; and

Such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, April 9, 2007. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 19,140,586 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on April 9, 2007, the record date for voting. In order to vote in person at the annual meeting, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Proxy Card	If you sign, date and return your proxy card before the annual meeting, we will vote your shares as you direct. You have three choices on each matter to be voted upon. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For the other item of business, you may vote “FOR” or “AGAINST” the matter, or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

• “FOR” the election of all twelve nominees for director identified on pages 4 and 5;

• “FOR” the ratification of appointment of PricewaterhouseCoopers, LLP (“PwC”) as our independent registered certified public accounting firm; and

• in our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	You can revoke your proxy at any time before it is voted at the annual meeting by:

➢ submitting a new proxy with a later date by signing and returning a proxy card to the Company;

➢ attending the annual meeting and voting in person; or

➢ sending written notice of revocation addressed to Jonathan C. Gold, Corporate Secretary at the address of the Company.

Quorum	A quorum is required to hold an annual meeting and conduct business. A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of Quality Distribution’s common stock.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The ratification of the appointment of the independent registered certified public accounting firm will be approved if the votes cast at a meeting at which a quorum is present favoring the ratification exceed the votes cast opposing it. Any other matters will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our Articles of Incorporation or By-Laws or the Florida Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Florida corporate law, abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners entitled to vote and for which the broker or nominee does not have discretionary authority to vote on a particular matter) are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes cast on a proposal and are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of our independent registered certified public accounting firm.

Solicitation	Quality Distribution will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have engaged The Altman Group, Inc. to assist us with the distribution of proxies (but not the solicitation thereof). We expect to pay The Altman Group, Inc. approximately $2,000 for its services. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Articles of Incorporation and By-Laws provide that our Board shall comprise not fewer than one nor more than thirteen directors. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Our Board is composed of twelve members. Each of our directors is required to stand for reelection every year. The Board has determined to maintain the Board at twelve seats as of the annual meeting and the Corporate Governance Committee has determined to nominate each current director to serve for another term. If elected at the annual meeting, each of the nominees below would serve until the 2008 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, disability, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated. There are no family relationships among any of our directors or executive officers.

Nominees for Election for a One-Year Term Expiring at the 2008 Annual Meeting

Gerald L. Detter (62) has served as Chief Executive Officer and as a director of QDI since June 6, 2005. Mr. Detter serves as Chairman of the Board. On November 9, 2005, Mr. Detter relinquished the title of President of QDI to Gary R. Enzor as part of a Board-approved succession plan. Prior to his employment by QDI, Mr. Detter served as Senior Vice President of CNF, Inc. and President and Chief Executive Officer of Con-Way Transportation Services, Inc., a trucking subsidiary of CNF from 1997 until his retirement in December 2004.

Marc E. Becker (34) has been a director of QDI since June 1998. Mr. Becker is a partner of Apollo Management, L.P. (“Apollo”). He has been employed with Apollo since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its investment banking division. Mr. Becker serves on several boards of directors including Metals USA, Inc., Realogy Corporation, Source Corp., Inc. and UAP Holding Corp.

Robert H. Falk (68) has been a director of QDI since May 13, 2005 and has been a partner in Apollo since 1992. Prior to joining Apollo, Mr. Falk was a senior partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, heading legal teams in a wide range of commercial transactions, including public and private corporate financing, leveraged acquisitions and financial restructuring.

Robert E. Gadomski (60) has been a director of QDI since May 13, 2005. Mr. Gadomski spent his career with Air Products and Chemicals, Inc., a $7 billion industrial gas and chemical company, until his retirement in 2004. From 1970 he held increasingly responsible positions, serving as Executive Vice President, Chemicals Group from 1996 to 1999, and Executive Vice President, Gasses and Equipment Group, from 1999 to 2004. Mr. Gadomski served as the Halsey Distinguished Visiting Professor at the University of Virginia in 2006. Mr. Gadomski is currently the Managing Director of a consulting business, Napowan Associates, LLC. He is a director of Reeb Millwork.

Joshua J. Harris (42) has been a director of QDI since June 1998. Mr. Harris is a founding senior partner of Apollo since 1990. Prior to that time, Mr. Harris was a member of the Mergers and Acquisitions department of

Drexel Burnham Lambert Incorporated. Mr. Harris is also a director of Berry Plastics Holding Corporation, Covalence Specialty Materials Corp., Hexion Specialty Chemicals, Inc., Nalco Holding Company, Metals USA, Inc. and UAP Holding Corp.

Richard B. Marchese (65) has been a director of QDI since January 2004. Mr. Marchese served as QDI’s interim Chief Financial Officer from September through November, 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation from 1989 until his retirement at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation. Mr. Marchese is a director of Nalco Holding Company and BlueLinx Holdings, Inc.

Thomas R. Miklich (60) has been a director of QDI since May 13, 2005. He was Chief Financial Officer of OM Group, Inc., a chemical company specializing in nickel and cobalt products, from 2002 until his retirement in 2004. Prior to that he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. He is a director of UAP Holding Corp. and Titan Technology Partners.

Donald C. Orris (65) has been a director of QDI since 1999. Since May 1999, Mr. Orris has been Chairman, President and Chief Executive Officer of Pacer International, Inc. From Pacer Logistics’s inception in March 1997 until May 1999 he served as Chairman, President and Chief Executive Officer of Pacer Logistics.

Eric L. Press (41) has been a director of QDI since May 2004. Mr. Press is a partner of Apollo. He has been employed with Apollo since 1998 and has served as an officer of certain affiliates of Apollo. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. He is a director of Affinion Group, Inc. and Metals USA, Inc.

M. Ali Rashid (30) has been a director of QDI since June 28, 2005 and is a principal of Apollo. He has been employed with Apollo since 2000. Prior to joining Apollo, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division from August 1998 to July 2000. He received an M.B.A. from the Stanford Graduate School of Business and a B.S. from Georgetown University. He is a director of Metals USA, Inc. and Realogy Corporation.

Alan H. Schumacher (60) has been a director of QDI since May 2004. From 1997 to 2000, Mr. Schumacher served in various financial positions at American National Can and American National Can Group, most recently serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is currently a member of the Federal Accounting Standards Advisory Board. He is a director of Multimax, Inc.and BlueLinx Holdings, Inc.

John J. Suydam (46) has been a director of QDI since September 15, 2006. Mr. Suydam joined Apollo in April of 2006 as its Chief Legal and Administrative Officer. From 2002 until April 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP, where he served as head of Mergers & Acquisitions and co-head of the Corporate Department. Prior to that, Mr. Suydam served as Chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam received his J.D. from New York University and graduated magna cum laude with a B.A. in History from the State University of New York at Albany. Mr. Suydam serves on the Board of Directors of the Big Apple Circus.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

Although it is not required due to the Company’s status as a “controlled company”, a majority of Board of Directors is comprised of independent directors under Rule 4200(a)(15) of the Nasdaq Stock Market LLC’s

Marketplace Rules (“Nasdaq Rules”). Our independent directors are Messrs. Becker, Falk, Gadomski, Harris, Miklich, Press, Orris, Schumacher and Suydam. Michael D. Weiner who served as one of our directors through September 15, 2006 was independent. In determining the independence of Mr. Suydam, the Board of Directors considered Mr. Suydam’s previous service as a partner of O’Melveney & Meyers LLP, which has served as special legal counsel to QDI from time to time.

During the fiscal year ended December 31, 2006, our Board held eight meetings and acted by unanimous written consent three times. The Board has an Audit Committee, a Corporate Governance Committee, a Compensation Committee, an Executive Committee and a Pricing Committee. All of the directors attended 75% or more of the combined total meetings of the Board (held during the period the director served) and the committees on which they served during 2006 except Mr. Harris, who attended 65%.

We encourage our directors to attend annual meetings of our shareholders. All of our directors have indicated that they expect to attend the 2007 annual meeting. All of the director nominees attended the 2006 annual meeting.

Audit Committee

Our Board of Directors has an Audit Committee. The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control, and legal compliance functions. The Audit Committee also oversees the audit activities of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management.

The Audit Committee currently consists of three directors, Messrs. Gadomski, Miklich and Schumacher. Messrs. Gadomski, Miklich and Schumacher are independent directors as such term is defined in Rule 10A-3(b) under the Securities Exchange Act of 1934 (“Exchange Act”) and as defined in Rule 4200(a)(15) of the Nasdaq Rules. Our Board of Directors has determined that Mr. Schumacher, the Chair of the Audit Committee, is an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K.

The Audit Committee met nine times during the last fiscal year. The Board, upon recommendation of the Audit Committee, has adopted a written Audit Committee Charter which can be found on our website at www.qualitydistribution.com. Information contained on our website does not constitute a part of this proxy statement.

Corporate Governance Committee

Our Board of Directors has a Corporate Governance Committee. The Corporate Governance Committee identifies, evaluates and recommends potential Board and Committee members. The Corporate Governance Committee also develops and recommends to the Board governance guidelines. The members of the Corporate Governance Committee are Messrs. Harris, Becker, and Schumacher. Although it is not required due to the Company’s status as a “controlled company,” Messrs. Harris, Becker, and Schumacher are independent directors under Rule 4200(a)(15) of the Nasdaq Rules. Mr. Harris serves as Chair of the Corporate Governance Committee. The Corporate Governance Committee met two times during the last fiscal year. The Corporate Governance Committee has adopted a Corporate Governance Committee Charter, which can be found on our website at www.qualitydistribution.com.

Compensation Committee

Our Board of Directors has a Compensation Committee. The Compensation Committee determines our compensation policies as well as the forms and amounts of compensation provided to our directors and officers.

The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors, officers, and employees and administers our stock incentive plans. The members of the Compensation Committee are Messrs. Harris, Becker, and Schumacher. Although it is not required due to the Company’s status as a “controlled company” each member of the Compensation Committee is an independent director under the Nasdaq Rules. Mr. Harris serves as Chair of the Compensation Committee. The Compensation Committee met three times during the last fiscal year. The Compensation Committee has adopted a Compensation Committee Charter, which can be found on our website at www.qualitydistribution.com.

Executive Committee

Our Board of Directors has an Executive Committee. The Executive Committee consults with and advises the officers of the Company in the management of its business and exercises the power and authority of the Board of Directors to direct the business and affairs of the Company in intervals between meetings of the Board, subject to certain exceptions. The members of the Executive Committee are Messrs. Harris, Becker, Marchese and Schumacher. Mr. Harris serves as Chairman of the Executive Committee. The Executive Committee met four times during the last fiscal year.

Pricing Committee

In 2006, in connection with the filing of a registration statement on Form S-3 for the sale of certain shares of the Company’s common stock, the Board appointed a Pricing Committee comprising Messrs. Becker, Gadomski, Rashid and Schumacher. The purpose of the Pricing Committee is to approve any underwriting agreements in connection with the offering and the transactions contemplated thereby; the number and price of shares to be offered and sold and any related actions. The Pricing Committee met once in 2006.

CONTROLLED COMPANY EXCEPTION

Quality Distribution is a “controlled company” as defined in Rule 4350(c)(5) of the Nasdaq Rules because more than 50% of our voting power is controlled by Apollo. See “Security Ownership of Certain Beneficial Owners and Management.” Therefore, we are exempt from the requirements of Rule 4350(c) with respect to (1) having a majority of independent directors on our Board, (2) having the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) having nominees for director selected or recommended for selection by a majority of the independent directors or a committee composed solely of independent directors.

DIRECTOR NOMINATION PROCEDURES

At present, the Corporate Governance Committee determines nominees for director. The Corporate Governance Committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary or appropriate for the Corporate Governance Committee to have such a policy because the By-Laws of the Company provide that directors shall be elected by a plurality of the votes cast by shares entitled to vote at a meeting at which a quorum is present, and the Company is controlled by Apollo Investment Fund III, L.P., Apollo Overseas Partners, III, L.P. and Apollo (U.K.) Partners III, L.P. who collectively own a majority of the shares of Quality Distribution.

Generally, nominees for director are identified and suggested by the members of the Board or management using their business networks. The Board did not retain any executive search firms or other third parties to identify or evaluate director candidates for the 2007 annual meeting of shareholders. The Board and the

Corporate Governance Committee have not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. For more information, please see the investor relations section of our website at www.qualitydistribution.com. Other information contained on our website does not constitute a part of this proxy statement.

APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers, LLP (“PwC”) served as our independent registered certified public accounting firm for the fiscal year ending December 31, 2006. The Audit Committee has selected PwC to serve as the Company’s independent registered certified public accounting firm for the fiscal year ending December 31, 2007. We are submitting our appointment of the independent registered certified public accounting firm for shareholder ratification at this annual meeting.

Our Articles of Incorporation and By-Laws do not require that our shareholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its shareholders.

Representatives of PwC, who will be present at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews Quality Distribution’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers, LLP, (“PwC”) our independent auditor for 2006, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, PwC will express its own opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2006, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). PwC has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PwC that firm’s independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to Quality Distribution and its affiliates are compatible with PwC’s independence.

Based on the considerations and the discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2006 be included in our Annual Report on Form 10-K for 2006.

THE AUDIT COMMITTEE

Alan H. Schumacher

Robert E. Gadomski

Thomas R. Miklich

FEES PAID TO INDEPENDENT AUDITORS IN 2005 AND 2006

Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensatory retention, evaluation, and oversight of the work of the independent auditors, including but not limited to, approving fees, evaluating the scope of the audit, and pre-approving all audit and non-audit services. The aggregate fees billed by PwC ($ in millions) are:

Type of Fees	2006	2005
Audit Fees*	$1.3	$2.3
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1.3	$2.3

*	The 2006 fees include work on auditing our audited financial statements, internal controls testing and work on our registration statement on Form S-3. The 2005 fees include work on internal controls testing and work on the Company’s registration statement on Form S-4.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2007 (based on shares of common stock outstanding), by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock,

•	each of our directors,

•	each of our named executive officers, and

•	all directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days after April 1, 2007, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class
Gerald L. Detter(1)(2)(3)	107,144	*
Gary R. Enzor(1)(2)(3)	132,739	*
Virgil T. Leslie(1)(2)(3)	216,033	1.12%
Robert J. Millstone(1)(2)(3)	56,945	*
Timothy B. Page(1)(2)(3)	91,531	*
Marc E. Becker(3)(4)(5)	20,000	*
Robert H. Falk (3)(4)(5)	3,750
Robert E. Gadomski(1)(6)(7)	14,825	*
Joshua J. Harris(3)(4)(5)	20,000	*
Richard B. Marchese(1)(3)(6)	40,404	*
Thomas R. Miklich(1)(3)(6)	9,825	*
Donald C. Orris(1)(3)(6)	29,571	*
Eric L. Press(3)(4)(5)	10,000	*
M. Ali Rashid(3)(4)(5)	3,750
Alan H. Schumacher(1)(3)(6)	19,571	*
John J. Suydam(4)(5)	—	*
All executive officers and directors as a group (17 persons)(8)	851,196	4.28%
Apollo Investment Fund III, L.P.(9)	10,535,312	55.04%
Cannell Capital LLC(10)	1,200,000	6.27%
Federated Investors(11)	1,108,800	5.79%

*	Less than 1.0%

(1)	The business address for Messrs. Detter, Enzor, Gadomski, Leslie, Marchese, Miklich, Millstone, Orris, Page and Schumacher is Quality Distribution, Inc., 3802 Corporex Park Drive, Tampa, FL 33619.
(2)	The shares for certain of our current and former executive officers include restricted stock granted under the 2003 Restricted Stock Incentive Plan, which has voting rights. Mr. Detter has no shares of restricted stock, but has “stock units” not included in this table described under “Executive Compensation.” Mr. Enzor has 9,709 shares granted in December 2004; 7,194 shares granted in December 2005, and 3,586 shares granted in December 2006 all of which vest in equal annual installments over four years beginning December 31, of the year following the grant date. Mr. Leslie has 5,588 shares granted in December 2003, which vest in equal annual installments over five years beginning December 31, 2004; and 3,195 shares granted in December 2004, which vest in equal annual installments over four years beginning December 31, 2005. Mr. Millstone has 3,195 shares granted in December 2004, which vest in equal annual installments over four years beginning December 31, 2005. Mr. Page has 4,425 shares granted in December 2004, 5,766 shares granted December 2005, and 2,590 shares granted in December 2006, all of which vest in equal annual installments over four years beginning December 31, of the year following the grant date.
(3)	The shares for certain of our current and former executive officers and directors include stock options that have vested as of April 1, 2007 or will vest within 60 days thereafter. Mr. Detter has 107,144 vested options; Mr. Enzor has 106,250 vested options; Mr. Leslie has 207,250 vested options; Mr. Millstone has 53,750 vested options; Mr. Page has 78,750 vested options; Mr. Marchese has 30,833 vested options; each of Messrs. Becker, Harris and Orris have 20,000 vested options; each of Mr. Press and Mr. Schumacher has 10,000 vested options and each of Messrs. Falk, Gadomski, Miklich and Rashid has 3,750 vested options.
(4)	The business address for Messrs. Becker, Falk, Harris, Press, Rashid, and Suydam is Apollo Management, L.P., 9 West 57th Street, New York, NY 10019.
(5)	Messrs. Becker, Falk, Harris, Press, and Suydam are each a partner and Mr. Rashid is a principal of Apollo and Messrs. Becker, Falk, Harris, Press, Rashid and Suydam are each an officer or director of certain affiliates of Apollo. Although each of Messrs. Becker, Falk, Harris, Press, Rashid, and Suydam may be deemed to beneficially own shares owned by Apollo, each such person disclaims beneficial ownership of any such shares.
(6)	The shares for our independent outside directors who are not employees of the Company or Apollo include restricted stock granted under the 2003 Restricted Stock Incentive Plan, which has voting rights and vests over four years in equal annual installments. These shares were granted in January 2005, 2006 and 2007. Each of Messrs. Marchese, Orris, and Schumacher was granted 3,496 shares in January 2005. Each of Messrs. Gadomski, Marchese, Miklich, Orris and Schumacher was granted 3,778 shares in January 2006 and was granted 2,297 shares in January 2007.
(7)	Includes 5,000 shares held in a margin securities account with a brokerage firm.
(8)	The shares for all current executive officers and directors as a group include 739,827 options that have vested or will vest within 60 days of April 1, 2007, and 28,826 shares of restricted stock.
(9)	Includes shares owned by Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom, as well as 7,810 shares, which are issuable upon exercise of QDI’s warrants held by such entities. Also includes 136,521 shares owned by two other institutional investors as to which Apollo has sole voting power pursuant to the irrevocable proxy granted by such institutional investors in the Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement, dated as of August 28, 1998 thereto as amended by Amendment No. 1 dated April 2, 2002. That document provides that in no event shall the grant of the proxy be effective to the extent that the voting power of the proxy, when combined with the voting power of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., or Apollo (U.K.) Partners III, L.P. would exceed 79.99% of the voting power of QDI. The address of Apollo Investment Fund III, L.P. is c/o Apollo Advisors III, L.P., Two Manhattanville Road, Purchase, New York 10577.
(10)	Based solely on information obtained from a Schedule 13G filed by J. Carlo Cannell with the SEC on or about February 15, 2007, and without independent investigation of the disclosure contained therein. The business address of Mr. Cannell is 150 California Street, San Francisco, CA 94111. Mr. Cannell has sole investment power and sole voting power for all 1,200,000 shares. Cannell Capital LLC is an investment advisor. The report is filed jointly by Mr. Cannell; Cannell Capital LLC; The Anegada Master Fund Limited; The Cuttyhunk Fund Limited; T.E. Cannell Portfolio, Ltd; Tonga Partners, L.P. and Tristan Partners, L.P.
(11)	Based solely on information obtained from a Schedule 13G filed by Federated Investors, Inc. with the SEC on or about February 13, 2007 and without independent investigation of the disclosure contained therein. The business address of Federated Investors is Federated Investors Tower, Pittsburgh, PA 15222. The entity has sole investment power and sole voting power for all 1,108,800 shares. The report is filed jointly by Federated Investors, Inc.; Voting Shares Irrevocable Trust; John F. Donahue; Rhodora J. Donahue; and J. Christopher Donahue. The address for the Trust and for the Donahues is the same as Federated Investors.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

We are committed to providing a total compensation package that allows us to recruit and retain superior talent and to create a significant direct relationship between compensation and corporate performance. Our Board believes that compensation payable to our executives should provide overall competitive pay and benefit levels and create proper incentives to enhance shareholder value. Our primary compensation policy is that a significant portion of the compensation of each executive officer should be based upon their individual contribution to our financial performance. Thus, a significant portion of the compensation for each executive officer is “at risk.” We also believe that executive compensation should serve to attract and retain key employees and provide them with incentives to assist us in achieving strategic and financial goals that ultimately enhance the value of our stock.

Our compensation program is administered by our Compensation Committee. Pursuant to its charter, the Compensation Committee is responsible for developing QDI’s overall compensation policies, including determining the appropriate balance among base salary, annual bonus and long-term incentive awards, and establishing performance-based incentives that support and reinforce our long-term strategic goals, organizational objectives and shareholder interests. In this regard, the Compensation Committee is responsible for reviewing and approving all compensation and awards to executive officers, including our Chief Executive Officer, President and Chief Financial Officer. For the remaining executive officers down to the vice president level, our Chief Executive Officer and Senior Vice President of Administration make recommendations to the Compensation Committee for its approval. For equity compensation awarded to others, the Compensation Committee grants restricted stock or stock options, generally based upon the recommendation of the Chief Executive Officer.

Components of Compensation

The total compensation package provided to each executive officer comprises base salary, cash bonus, equity compensation and other benefits. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management, the levels of management having the greatest ability to influence QDI’s performance, should be more performance-based than lower levels of management. In the case of our Chief Executive Officer and our President, we also considered the performance of QDI during the past two years and the anticipated level of difficulty of replacing our Chief Executive Officer and President with someone of comparable experience and skill. While we consider the overall compensation of other transportation companies relevant to our executive compensation decisions, we have not identified a peer group of companies for this purpose or attempted to benchmark the total compensation or any compensation element of our executives to the compensation provided by other transportation companies. The Compensation Committee believes that perquisites should be limited in scope and value and the Company generally does not provide significant perquisites or personal benefits to its executive officers.

Our Chief Executive Officer, Chief Financial Officer and three other most highly-compensated executive officers during the year ended December 31, 2006, are described as Named Executive Officers in this proxy statement, and detailed information regarding their compensation is provided below. All of our Named Executive Officers have entered into employment agreements with us since the beginning of 2004. Four of these Named Executive Officers were not employed by us prior to executing employment agreements with us. We consider the employment agreements resulting from our discussion with these individuals to be highly reliable indicators of compensation that was competitive at the time of execution for such positions with companies such as QDI. An annual bonus target and minimum base salary for each of the Named Executive Officers has been established under his respective employment agreement. Three Named Executive Officers are also entitled to annual stock compensation awards under their employment agreements. The base salaries and annual bonuses for other executive officers are determined in accordance with their employment agreements and the compensation policies outlined in this Compensation Discussion and Analysis.

Based on the foregoing, the overall compensation eligibility of our Chief Executive Officer for 2006 was $812,800 (excluding certain stock compensation, which we discuss below). We believe that the targeted overall compensation for our Chief Executive Officer for 2007 will remain at $812,800. The overall compensation eligibility of our President was $456,000 for 2006 (excluding stock compensation) and is expected to be $469,700 for 2007. The following table demonstrates the approximate mix of compensation eligibility for Named Executive Officers for 2007:

	Base Salary		Bonus Target	Equity Target
Chief Executive Officer	52	%(1)	42%	6	%(2)
President and Chief Operating Officer	38%		23%	39	%(2)(3)
Chief Financial Officer	45%		16%	39	%(2)(3)
Senior and Executive Vice Presidents	49%		15%	36	%(3)

(1)	Includes automobile allowance.
(2)	Includes grants required under employment agreement.
(3)	Includes management’s expected value of options granted January 3, 2007, which is not necessarily the fair value determined under SFAS 123R.

Base Salary.  Base salary is generally the fixed-cash portion of executive officers’ compensation payable in even installments throughout the year. Generally, base salary levels are assigned to positions based on job responsibilities, personal performance, historical salary levels for that position, contractual minimum requirements and an informal review of salaries paid by similar enterprises for similarly situated employees. For each of our Named Executive Officers, minimum base salary levels were determined when recruiting key positions, after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the executive to leave his then current position, and the compensation paid historically to executives recruited for that position.

We entered into an employment agreement with our Chief Executive Officer, Gerald L. Detter, on June 5, 2005 pursuant to which Mr. Detter is entitled to receive a base salary of $450,000 per annum (comprising $400,000 in cash and stock units with a value of $50,000). In dividing Mr. Detter’s compensation between cash and stock units, it was the Compensation Committee’s goal to provide some continuing long-term incentives for Mr. Detter to plan for long-term growth for QDI. Mr. Detter’s base salary was not increased in 2006, commensurate with the Compensation Committee’s belief that compensation for our most senior executives should be “at risk” and tied to company performance.

Each of our other Named Executive Officers has an employment agreement that provides for a minimum base salary payable in cash. The base salary of our President, Gary Enzor, was increased to $285,000 in connection with his promotion to the position of President and Chief Operating Officer in November 2005. The base salary for each of Timothy B. Page, our Senior Vice President and Chief Financial Officer, Virgil T. Leslie, our Executive Vice President – Sales and Robert J. Millstone, our former Senior Vice President, General Counsel, and Secretary was increased in 2006 based on the Compensation Committee’s conclusion that each individual had met personal performance goals for the year.

Annual Bonus.  Individual bonus awards are a function of an executive’s bonus eligibility and the applicable annual bonus plan. Each annual bonus plan is recommended by the Compensation Committee and approved each year by the Board. The annual bonus plan for 2006 in which most of our executives, including the Named Executive Officers, participated provided for executive bonuses that were determined based, in part, upon the executive’s level of base compensation and the achievement of our adjusted earnings per share (“EPS”) thresholds.

The annual cash bonus eligibility in 2006 for each of our Named Executive Officers as a percentage of their base salary was as follows:

Named Executive Officer	Bonus Eligibility
Chief Executive Officer and Chairman of the Board of Directors	85%
President and Chief Operating Officer	60%
Chief Financial Officer	35%
Senior and Executive Vice Presidents	30%

The percentage of base salary that Messrs. Detter, Enzor, Page and Millstone are eligible to receive is set by their respective employment agreements. In connection with his promotion to President and Chief Operating Officer, Mr. Enzor’s annual cash bonus eligibility was increased from 45% to 60% of his base salary.

For 2006, all of the executives could achieve 100% of their bonus if we achieved adjusted EPS of $0.65 per diluted share as indicated in the table below.

Adjusted EPS	Bonus % Payout	Adjusted EPS	Bonus % Payout	Adjusted EPS	Bonus % Payout
0.55	0%	0.64	90%	0.73	153%
0.56	10%	0.65	100%	0.74	160%
0.57	20%	0.66	107%	0.75	167%
0.58	30%	0.67	113%	0.76	173%
0.59	40%	0.68	120%	0.77	180%
0.60	50%	0.69	127%	0.78	187%
0.61	60%	0.70	133%	0.79	193%
0.62	70%	0.71	140%	0.80	200%
0.63	80%	0.72	147%

For 2006, we generated adjusted EPS (adjusted for a 35% tax rate and certain nonoperating items) of $0.51 per diluted share which resulted in no bonus being paid to any of the Named Executive Officers.

Equity Compensation.  Equity incentives are a key component of at-risk compensation and are intended, in general, to help further QDI’s growth and success by permitting QDI’s executive officers, employees and directors to acquire shares of QDI’s common stock, thereby increasing their personal stake in the Company’s growth and success, to help further link the interests of award recipients with those of QDI’s shareholders generally, and to reward outstanding contributions by the award recipients. QDI provides equity incentives to executives and other key employees through the grant of stock options and restricted stock under the 2003 Stock Option Plan and the 2003 Restricted Stock Incentive Plan. Additionally, QDI issues stock units to Mr. Detter pursuant to the terms of his employment agreement.

We have awarded various types of equity compensation to our employees, including stock options, restricted stock awards and stock units. Our practice is to determine the dollar amount of equity compensation that we want to provide, estimate the fair value of such award and to then grant a number of shares based on that value. For options, we determine the fair value based upon what we expect the options to be worth upon full vesting, which is not necessarily the fair value per share determined under SFAS 123R. For restricted stock and stock units, we determine the fair market value based upon the closing price of our stock on the day of determination.

With the exception of significant promotions, new hires and employee contracts, we generally make these awards effective on the first trading day of the fiscal year. These grants are generally approved in December of the prior year and are issued on the first trading day of the new year (e.g. January 2, 2006 and on January 3, 2007). This timing has been selected because it reflects past historical awards. The Compensation Committee’s schedule is determined several months in advance and the proximity of any awards to earnings announcements or other market events is coincidental. The Compensation Committee approves all stock option awards.

Restricted Stock

Under the terms of our 2003 Restricted Stock Incentive Plan, restricted stock issuances to persons initially receiving a grant generally vest by December 31, 2008 regardless of when issued. The vesting periods for other grant recipients are at the discretion of the Compensation Committee. None of the Named Executive Officers was an initial recipient. In subsequent years, participants in the plan may be granted an annual, aggregate amount of up to $1 million of shares, valued at our common stock closing price at the date of grant, at the direction of the Board of Directors. No more than 700,000 shares of common stock nor more than $7.5 million of stock may be issued under this plan.

Generally, awards under the Restricted Stock Incentive Plan are discretionary. The Compensation Committee generally has limited discretionary awards of restricted stock to our executives in the past because it believes that stock options provide better incentives to executives. However, we agreed to make annual grants of restricted stock to Messrs. Enzor and Page when we hired them. Under their employment agreements, Mr. Enzor and Mr. Page are entitled to receive $50,000 and $35,000 of restricted stock, respectively, based on the closing price of our stock on the anniversary of the effective date of their employment agreement. The Compensation Committee does award restricted stock to directors regularly as a part of their compensation.

Stock Options

The Committee believes that stock options provide a means to help further align the interests of management and our shareholders and as a tool to retain qualified and talented employees. Options with an exercise price no less than the market value of the underlying stock on the date of grant provide for executives to participate in stock price increases that benefit our shareholders while maintaining an element of risk in the event our stock price does not increase. QDI currently maintains two stock option plans, the 1998 Stock Option Plan and the 2003 Stock Option Plan, although awards have not been issuable under the 1998 Stock Option Plan since 2003. The 2003 Stock Option Plan provides for the grant of nonqualified stock options. The number of shares available for issuance under this plan automatically increases on January 1 of each year commencing with January 1, 2004 unless otherwise determined by the Board of Directors. The increase is 2.5% of the outstanding shares as of December 31 of the prior year. No more than 6,500,000 shares of common stock may be issued under the 2003 Stock Option Plan. The exercise price of each option will be no less than the market value of the underlying stock on the date of grant of the award.

In the past, awards under the 2003 Stock Option Plan generally vested ratably over four years from the grant date. However, the Compensation Committee granted awards on the first business day of 2007 that vested 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The Compensation Committee believes that this extended vesting schedule will make stock option awards a more effective tool for employee retention, in addition to rewarding increases in shareholder value. Additionally, on December 5, 2005, the Compensation Committee of the Board of Directors approved the vesting on December 31, 2005 of all unvested options under the 2003 Stock Option Plan with an exercise price of $8.00 or higher. As a result of the accelerated vesting, approximately 744,000 options became exercisable on December 31, 2005. This accelerated vesting was motivated, in part, because it greatly reduced the need to report non-cash compensation expense for these options in 2006 and subsequent years; it was not motivated by a general change in compensation philosophy.

In deciding whether, and how many, stock options to award, the Compensation Committee considers a number of factors, including, the recipients’ total compensation packages, the potential dilutive effects of the grants, respective executive accountability levels, future potential stock values, creation of proper incentives to enhance QDI’s long-term performance, and the executives’ respective contributions towards the achievement of

QDI’s goals and objectives. We generally consider recipients’ existing equity ownership in determining the vesting of awards but not in grant decisions.

Stock Units

Pursuant to his employment agreement, Mr. Detter receives stock units each year with a fair market value of $50,000 on June 5 of that year. The Compensation Committee believes providing some continuing long-term incentives for Mr. Detter allows him to focus on the long-term growth plans of QDI. The stock units vest 14.2% on December 31 of the year in which the grant is made and 28.6% on December 31 of each successive year until fully vested. All the stock units vest immediately if the average fair market value of our common stock equals or exceeds $30 per share for any consecutive 180 trading-day period. During 2006, Mr. Detter received stock units covering 3,858 shares of our stock pursuant to his employment agreement.

Retirement Plans.  We maintain a 401(k) plan, which is generally available to employees including our Named Executive Officers. Our 401(k) plan allows executives and other participants to defer income taxation on a portion of their compensation, subject to IRS regulations. We believe that a 401(k) plan with a matching feature is common for companies of our size and therefore essential to maintaining a compensation package competitive with other potential employers. We match employee contributions up to approximately $7,500 per employee with cash contributions.

In addition, we have a Key Employee Deferred Compensation Plan. Our initial deferred compensation plan was established in 2001 to allow executives who might desire to save far more for retirement than possible under our 401(k) plan and to save in a tax-effective way at minimal cost to the Company. In 2005, we adopted a new deferred compensation plan in order to address changes in the Internal Revenue Code since 2001, particularly the adoption of Section 409A, because we believed that we should continue an existing benefit for qualifying participants. The deferred compensation plan allows participants to defer payment of a portion of their salary or bonus. Amounts deferred are reflected by QDI as bookkeeping accounts in the name of each participant. The plan is an unfunded, unsecured and nonqualified deferred compensation arrangement. We may credit the account of any participant with additional contributions in our discretion, which amounts vest over four years. However, we did not make any discretionary contributions to any participant’s account in 2006 and have not made any contribution to any participant since the initial plan was established in 2001. In addition, QDI is obligated to credit the account of each participant with interest at a rate determined by the Compensation Committee. The interest rate paid under the Key Employee Deferred Compensation Plan for 2006 was set when the plan was established in 2005. This rate is 12% for senior executives and 5% for all other participants. Amounts credited under this plan must be paid by us six months after the termination of a participant’s employment

Pension Plans.  We maintain two noncontributory defined benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. None of the Named Executive Officers is eligible to participate in these pension plans.

Perquisites and Other Benefits.  Senior management also participates in QDI’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance. The Compensation Committee believes that perquisites should be limited in scope and value and the Company generally does not provide significant perquisites or personal benefits to its executive officers. The sole perquisites currently provided to our executive officers include additional group term life insurance for senior managers at or above the level of senior vice president and an automobile allowance for Mr. Detter.

Tax Treatment

The Compensation Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Compensation Committee has taken actions it believes appropriate to preserve the deductibility of compensation. However, notwithstanding this general policy, the Compensation Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Current base salary and anticipated bonus levels are not expected to exceed the Section 162(m) deduction limit. Compensation relating to stock option, restricted stock and stock unit awards may exceed the Section 162(m) deduction limit.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Our Named Executive Officers’ employment agreements may require us to make payments and provide benefits to these executives in the event of a termination of their employment or of a change in control. Mr. Detter has additional rights through the agreement governing his stock units. In addition, the Named Executive Officers have the rights available to all recipients of awards under our stock incentive plans.

Severance

We generally do not pay severance to our employees. However, each of the Named Executive Officers has an employment agreement that provides for severance if the employment of the executive is terminated by us without “cause” or if the executive resigns for “good reason.” Good reasons include:

•	a material diminution of duties

•	a material breach by QDI of its contractual obligations or

•	an involuntary relocation by more than 50 miles from Tampa, Florida.

The following represents the estimated value of all amounts receivable by each Named Executive Officer assuming termination under the foregoing circumstances on December 31, 2006, excluding base salary and bonuses earned through the termination date and any vested equity awards:

	Base Salary	All Other(1)	Acceleration of Equity Awards(2)	Total
Gerald L. Detter	$800,000	$47,000		$847,000
Timothy B. Page	249,000	11,000		260,000
Gary R. Enzor	285,000	11,000	184,000	480,000
Virgil T. Leslie	228,000	11,000		239,000
Robert J. Millstone(3)	235,000	13,000		248,000

(1)	Consists of health insurance premiums payable and automobile allowance.
(2)	Amount determined by multiplying the number of shares underlying any awards that accelerate by $13.32, the closing price of our common stock as reported on the Nasdaq Global Market on December 29, 2006, the last trading day of the year.
(3)	Mr. Millstone’s base salary, and therefore his severance benefit, was changed when he became Advisor to the CEO effective April 1, 2007.

Named Executive Officers are not entitled to any amounts other than those earned through the date of termination in the event their employment is terminated for cause or if they terminate their employment without good reason. In addition, if any restricted stock award recipient, including any Named Executive Officer, is terminated for cause, then we have the right to repurchase shares of common stock under the awards that have vested at a per share price equal to the lesser of the fair market value of such shares on the termination date or the actual, per share, cash consideration paid, if any, by the award recipient for the shares.

Change in Control

Our senior management and other employees have built QDI into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further it is our belief that the interest of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at lease reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of QDI, those potential change in control benefits are minor. The cash component of change in control benefits for our Named Executive Officers (other than Mr. Leslie, who has no benefit) are the same as if we terminate their employment without cause or they terminate their employment for good reason or, if greater, the benefits provided to any executive at a comparable level as a change of control benefit. Further, a change of control by itself does not trigger any benefit to the executive. Rather, the executive is entitled to cash benefits only if a termination of the executive’s employment by the Company without cause or a resignation by the executive for good reason occurs within one year of such change of control.

Under the terms of the 2003 Restricted Stock Incentive Plan and the 2003 Stock Option Plan, any unvested shares of restricted stock and options held by any award recipient automatically vest upon the first anniversary of a change in control or the earlier termination of the employment of the award recipient, unless employment is terminated for cause in either case. Mr. Detter’s stock awards are made in stock units rather than restricted stock. Upon vesting, stock units are credited to an account by us but shares are not issued until any one of several events occurs. A change of control not only causes all of Mr. Detter’s units to vest, it requires us to issue the underlying shares to Mr. Detter even if his employment with us continues.

If a change in control occurred on December 31, 2006 and the employment of each Named Executive Officer was terminated on such date, then each Named Executive Officer would have received the cash benefits described above and the value of equity award acceleration listed below:

Value of Equity Award Acceleration(1)
Gerald L. Detter	$904,000
Timothy B. Page	588,000
Gary R. Enzor	1,126,000
Virgil T. Leslie	192,000
Robert J. Millstone	402,000

(1)	Amount determined by multiplying the number of shares underlying any awards that accelerate by $13.32, the closing price of our common stock as reported on the Nasdaq Global Market on December 29, 2006, the last trading day of the year, and subtracting the aggregate purchase price, if any, required to obtain such shares.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee determines our compensation policies and forms of compensation provided to our directors and officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review of its Compensation Discussion and Analysis and discussion with management, it has recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE

Joshua J. Harris

Marc E. Becker

Alan H. Schumacher

Summary Compensation Table – 2006

The following table sets forth the total compensation to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (the “Named Executive Officers”), for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)(3)	All Other Compensation ($) (4)	Total ($)
Gerald L. Detter Chief Executive Officer and Chairman of the Board	2006	400,000	1,473,163	265,610	26,364	2,165,137
Timothy B. Page Senior Vice President and Chief Financial Officer	2006	248,654	28,109	198,946	17,318	493,027
Gary R. Enzor President and Chief Operating Officer	2006	285,000	39,191	291,188	3,004	618,383
Virgil T. Leslie Executive Vice President – Sales	2006	228,192	28,960	38,923	2,642	298,717
Robert J. Millstone Former Senior Vice President and General Counsel	2006	234,808	14,697	121,885	5,786	377,175

(1)	Stock Award amounts are the compensation expense recognized in 2006 for both restricted stock awards and stock unit awards. All restricted stock was granted pursuant to the 2003 Restricted Stock Incentive Plan. We are recognizing compensation expense for the restricted stock grant awards pursuant to SFAS 123(R). The stock unit awards have been made only to Mr. Detter and are being amortized on a straight-line basis over the applicable unit vesting period, which was one and one-half years for the grant made upon Mr. Detter’s hiring and is three and one-half years for each grant made annually to Mr. Detter.
(2)	Option Award amounts are compensation expense recognized in 2006 for option awards. We are recognizing compensation expense for the option awards pursuant to SFAS 123(R).
(3)	The assumptions used in determining the compensation under SFAS 123(R) can be found in Footnote 2 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	Amounts shown represent employer contributions to the 401(k) plan, employer-paid premiums for group term life insurance, and employer-paid relocation expenses. Additionally, with respect to Mr. Detter, amounts reported include $22,800 of automobile allowance.

Grants of Plan-Based Awards – 2006

The following table provides information about equity and non-equity awards granted to the named executives in 2006: the grant and approval dates; the estimated future payouts under non-equity incentive plan awards; the number of shares underlying all other stock awards; the number of shares underlying all other option awards; the exercise price of the stock option awards, which reflects the closing price of our stock on the date of grant and the grant date fair value of each equity award computed under SFAS 123(R).

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date	Approval Date		Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Gerald L. Detter				34,000	340,000	680,000
	06/05/2006	06/05/2005	*				3,858			50,000
Timothy B. Page				8,703	87,029	174,058
	01/03/2006	12/05/2005						15,000	7.94	67,275
	12/01/2006	11/4/2004	*				2,590			35,000
Gary R. Enzor				17,100	171,000	342,000
	12/13/2006	11/03/2004	*				3,586			50,000
Virgil T. Leslie				6,846	68,458	136,916
	01/03/2006	12/05/2005						35,000	7.94	156,977
Robert J. Millstone				7,044	70,442	140,885
	01/03/2006	12/05/2005						15,000	7.94	67,275

*	Approval date is the date of the relevant employment agreement.

Narrative Disclosure

Our Named Executive Officers (“NEO”) all have employment agreements that govern their base pay and non-equity incentive plan compensation. All of our NEOs, other than Mr. Detter, were granted small merit increases in their salaries effective January 1, 2007. During 2006, the Compensation Committee granted stock options to all NEO’s except Mr. Detter and Mr. Enzor based on recommendations by Mr. Detter. During 2006, Messrs. Enzor and Page were both granted restricted stock awards of $50,000 and $35,000, respectively based on their employment agreements, while Mr. Detter was granted a $50,000 stock unit award based on his employment agreement.

QDI entered into an employment agreement with Gerald L. Detter dated June 5, 2005, to perform the duties of President and Chief Executive Officer. Mr. Detter was subsequently appointed to the Board of Directors to fill a vacancy thereon and elected Chairman of the Board. The employment agreement provides for a three-year term with an automatic extension on each anniversary date, unless Mr. Detter or QDI gives notice that the term will not be so extended.

Mr. Detter receives a salary of $450,000 per annum (comprising $400,000 in cash and stock units (“Stock Units”) with a fair market value of $50,000). The Stock Units are granted solely to Mr. Detter and should be differentiated from stock options under the 2003 Stock Option Plan and restricted stock under the 2003 Restricted Stock Incentive Plan. Additionally, Mr. Detter is eligible to receive an annual cash bonus of up to 85% of his base salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. Mr. Detter receives the other normal benefits accorded employees or executive officers of the Company plus a car allowance.

Upon execution of his employment agreement, Mr. Detter was granted Stock Units covering 300,000 shares of the Company’s common stock and the first annual Stock Unit base salary grant of 6,535 units valued at $50,000 based on the closing price of the Company’s common stock on the Nasdaq Stock Market on June 3, 2005, of $7.65. The 300,000 share Stock Unit grant vested on December 31, 2006. Each annual grant vests 14.2% on December 31 of the year in which such annual grant is made and 28.6% on December 31 of each successive year until fully vested. However, all such Stock Units will vest immediately if the average fair market value of the Company’s common stock equals or exceeds $30 per share for any consecutive 180 trading-day period. Stock Units may be forfeited if Mr. Detter leaves the Company and vesting may be accelerated in certain defined circumstances.

In addition, upon execution of his employment agreement, Mr. Detter was granted options covering 250,000 shares of the Company’s common stock at an exercise price $7.65, which is equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on June 3, 2005. The options vest ratably over three and a half years provided Mr. Detter is an officer or director of the Company.

On November 9, 2005, concurrent with Mr. Enzor’s appointment as President, Mr. Detter, as part of a Board-approved succession plan, resigned from his position as President. Mr. Detter continues to serve the Company as its Chief Executive Officer and Chairman of the Board of Directors. No change was made in Mr. Detter’s compensation.

On November 3, 2004, QDI entered into an employment agreement with Gary R. Enzor to perform the duties of Executive Vice President and Chief Operating Officer with a base salary of $250,000. The employment agreement became effective December 13, 2004. The agreement included an incentive bonus of up to 45% of his annual salary based upon pre-determined performance standards subject to the discretion of our Board of Directors. The agreement provides for employment at will. Mr. Enzor was granted options covering 200,000 shares of QDI stock at a per share exercise price of $5.15 per share, which was the closing price on the Nasdaq Stock Market on November 3, 2004. Mr. Enzor was granted $50,000 in value of restricted stock based on the $5.15 closing price. In addition, on each of the first five anniversaries of Mr. Enzor’s employment, he will be granted $50,000 worth of restricted stock at the then fair market value per share. The options and the 2004 and 2005 grants of restricted stock vest in equal annual installments over four years.

On November 9, 2005, QDI appointed Mr. Enzor as its President. Mr. Enzor continues to serve as the Company’s Chief Operating Officer. In connection with Mr. Enzor’s appointment as President, his salary under his Employment Agreement dated November 3, 2004 was increased to $285,000 from $250,000 per annum and he became eligible to receive an annual cash bonus up to 60% of his base salary, rather than 45%, beginning with the 2006 fiscal year. The other terms and conditions of Mr. Enzor’s existing employment agreement remain in effect. Mr. Enzor was also granted stock options covering 25,000 shares of common stock of the Company at an exercise price equal to $6.68, the closing price of the Company’s common stock on Nasdaq Stock Market on November 9, 2005, which vest ratably over four years.

On November 4, 2004, QDI entered into an employment agreement with Timothy B. Page to perform the duties of Senior Vice President and Chief Financial Officer with a base salary of $240,000. The employment agreement became effective as of December 1, 2004. The agreement includes an incentive bonus of up to 35% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. The agreement provides for employment at will. Mr. Page was granted options covering 150,000 shares of QDI stock at a per share exercise price of $7.91 per share, which was the closing price on the Nasdaq Stock Market on December 1, 2004. Mr. Page was granted $35,000 worth of restricted shares based on the $7.91 closing price. In addition, on each of the first five anniversaries of Mr. Page’s employment, he will be granted $35,000 worth of restricted stock at the then fair market value per share. The options and the 2004 and 2005 grants of restricted stock vest in equal annual installments over four years.

On June 3, 2004, QDI entered into an amended employment agreement with Virgil T. Leslie to perform the duties of Executive Vice President – Sales of QDI with a base salary of $210,000 per annum. The employment agreement, as amended, provides for a two-year term, with an automatic one-year extension on each anniversary date, unless the Company or Mr. Leslie gives notice that the term will not be so extended.

On August 3, 2004, QDI entered into an employment agreement with Robert J. Millstone to perform the duties of Senior Vice President, General Counsel, and Secretary with a base salary of $210,000. The employment agreement became effective September 7, 2004. The agreement includes an incentive bonus of up to 30% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. Mr. Millstone was granted options covering 100,000 shares of QDI stock at a per share exercise price of $6.91 per share, which was the closing price on the Nasdaq Stock Market on September 7, 2004. The options vest in equal annual installments over four years. On March 29, 2007, QDI entered into an agreement with Robert J. Millstone to change his role to Advisor to the CEO, effective April 1, 2007. Mr. Millstone’s existing employment agreement has been modified to provide for a term continuing until January 3, 2009 and a new monthly salary of $8,500 per month, without bonus.

Each of these employment agreements provides for severance if the employment of the executive is terminated without cause, if the executive resigns for good reason, or following a change in control of QDI. These benefits are discussed in greater detail above.

Outstanding Equity Awards at Fiscal Year-End – 2006

The following table provides information on the current holdings of stock options and stock awards by the named executives. This table includes unexercised and unvested option awards and unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Unit or Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Gerald L. Detter	107,144	142,856	7.65	06/03/2015
					06/03/2005	3,739	49,803
					06/05/2006	3,311	44,103
Timothy B. Page	75,000	75,000	7.91	12/01/2014
		15,000	7.94	01/03/2016
					12/1/2004	2,213	29,477
					12/1/2005	4,325	57,609
					12/1/2006	2,590	34,499
Gary R. Enzor	100,000	100,000	5.15	11/03/2014
	6,250	18,750	6.68	11/09/2015
					12/13/2004	4,855	64,669
					12/13/2005	5,396	71,875
					12/13/2006	3,586	47,766
Virgil T. Leslie	170,000		17.00	11/05/2013
	28,500		8.45	12/31/2014
		35,000	7.94	01/03/2016
					12/31/2003	2,236	29,784
					12/31/2004	1,598	21,285
Robert J. Millstone	50,000	50,000	6.91	09/07/2014
		15,000	7.94	01/03/2016
					12/31/2004	1,598	21,285

(1)	Mr. Detter’s unvested options vest 50% on each of December 31, 2007 and 2008.

Mr. Page’s unvested options expiring:

December 1, 2014 vest 50% on each of December 1, 2007 and 2008.

January 1, 2016 vest 25% on each January 3 beginning January 3, 2007.

Mr. Enzor’s unvested options expiring:

December 13, 2014 vest 50% on each of December 13, 2007 and 2008.

November 9, 2015 vest 33.3% on each November 9 beginning November 9, 2007.

Mr. Leslie’s unvested options expiring:

November 13, 2013 vest on November 13, 2007.

December 31, 2014 vest 50% on each of December 31, 2007 and 2008.

January 1, 2016 vest 25% on each January 3 beginning January 3, 2007.

Mr. Millstone’s unvested options expiring:

September 16, 2014 vest 50% on each of September 8, 2007 and 2008.

January 3, 2016 vest 33.3% on each January 3 beginning January 3, 2007.

(2)	Mr. Detter has no shares of restricted stock, but has unvested stock units issued pursuant to his employment agreement. Mr. Detter’s unvested stock units vest as follows:

Awarded June 2005 – 50% on December 31, 2007 and 2008.

Awarded June 2006 – 33.3% on December 31, 2007, 2008 and 2009.

Mr. Page’s unvested shares of restricted stock vest as follows:

Awarded December 2004 – 50% on December 31, 2007 and 2008.

Awarded December 2005 – 33.3% on December 31, 2007, 2008 and 2009.

Mr. Enzor’s unvested shares of restricted stock vest as follows:

Awarded December 2004 – 50% on December 31, 2007 and 2008.

Awarded December 2005 – 33.3% on December 31, 2007, 2008 and 2009.

Mr. Leslie’s unvested shares of restricted stock vest as follows:

Awarded December 2003 – 50% on December 31, 2007 and 2008.

Awarded December 2004 – 33.33% December 31, 2007, 2008 and 2009.

Mr. Millstone’s unvested shares of restricted stock vest 50% on each of December 31, 2007 and 2008.

(3)	Market value was determined by multiplying the number of shares or units set forth in the preceding column by $13.32, the closing price of our common stock as reported on the Nasdaq Global Market on December 29, 2006, the last trading day of the year.

Option Exercises and Stock Vested – 2006

The following table provides information on vesting during 2006 of Named Executive Officers’ restricted stock and stock units, but not options. No information is presented for option exercises because no Named Executive Officer exercised options during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Gerald L. Detter	—	—	302,416	4,028,181
Timothy B. Page	—	—	2,547	33,926
Gary R. Enzor	—	—	4,225	56,277
Virgil T. Leslie	—	—	1,916	25,521
Robert J. Millstone	—	—	799	10,643

(1)	Stock awards for all recipients other than Mr. Detter were restricted stock, and shares of restricted stock became freely tradeable upon vesting. Mr. Detter’s awards are stock units. Upon vesting, the stock units were credited by us to an account for Mr. Detter, but shares of stock were not issued to him. Of the vested stock units, 300,000 will be issued December 31, 2008 or, if earlier, upon a change of control of the Company or Mr. Detter’s death, disability or termination of employment. Remaining stock units will be issued only upon the earliest of a change of control of the company, Mr. Detter’s death or disability or the termination of his employment. Mr. Detter may request an earlier distribution of any vested units in the event of an unforeseeable emergency, but we are not obligated to grant his request.
(2)	All identified stock awards vested on December 2006. Value realized on vesting was determined by multiplying the number of shares or units set forth in the preceding column by $13.32, the closing price of our common stock as reported on the Nasdaq Global Market on December 29, 2006, the last trading day of the year.

Our directors, who are not our employees or employees of Apollo, are compensated with a retainer of $30,000 per year plus an annual grant of $30,000 in value of restricted stock. The restricted stock vests over four years if the individual remains a director. In addition, four directors were granted options following our 2006 annual meeting of shareholders. These options vest over four years if the individual remains a director. Directors are paid $1,000 per Board of Directors’ meeting attended and $1,000 per committee meeting attended. The chairman of each committee receives $2,000 per committee meeting. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance.

Director Compensation Table – 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Marc E. Becker	—	—	—	—
Robert H. Falk (3)	—	—	20,458	20,458
Robert E. Gadomski (4)	43,000	15,503	20,458	78,961
Joshua J. Harris	—	—	—	—
Richard B. Marchese (5)	45,000	23,719	28,033	96,752
Thomas R. Miklich (6)	44,000	15,503	20,458	79,961
Donald C. Orris (7)	37,000	23,719	—	60,719
Eric L. Press	—	—	—	—
M. Ali Rashid (8)	—	—	20,458	20,458
Alan H. Schumacher (9)	57,000	23,719	—	80,719
John J. Suydam	—	—	—	—
Michael D. Weiner (10)	—	—	—	—

(1)	Stock Awards amounts are the compensation expense recognized for restricted stock awards. All restricted stock was granted pursuant to the 2003 Restricted Stock Incentive Plan. We are recognizing compensation expense for the restricted stock grant awards pursuant to SFAS 123(R). The assumptions used in determining the compensation under SFAS 123(R) can be found in Footnote 2 to the financial statements included in our Annual Report on Form 10-K.
(2)	Option Awards amounts are compensation expense recognized for option awards. We are recognizing compensation expense for the option awards pursuant to SFAS 123(R). The assumptions used in determining the compensation under SFAS 123(R) can be found in Footnote 2 to the financial statements included in our Annual Report on Form 10-K.
(3)	During 2006, Mr. Falk received a grant of options exercisable for 15,000 shares of common stock with a grant date fair value of $130,788. As of December 31, 2006, Mr. Falk held 15,000 unexercisable options to purchase common stock and no shares of restricted stock.
(4)	During 2006, Mr. Gadomski received a grant of 3,778 shares of restricted stock with a grant date fair value of $30,000 and a grant of options exercisable for 15,000 shares of common stock with a grant date fair value of $130,788. As of December 31, 2006, Mr. Gadomski held 15,000 unexercisable options to purchase common stock and 3,778 shares of unvested restricted stock.
(5)	During 2006, Mr. Marchese received a grant of 3,778 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2006, Mr. Marchese held 8,334 unexercisable options to purchase common stock and 6,400 shares of unvested restricted stock.
(6)	During 2006, Mr. Miklich received a grant of 3,778 shares of restricted stock with a grant date fair value of $30,000 and a grant of options exercisable for 15,000 shares of common stock with a grant date fair value of $130,788. As of December 31, 2006, Mr. Miklich held 15,000 unexercisable options to purchase common stock and 3,778 shares of unvested restricted stock.
(7)	During 2006, Mr. Orris received a grant of 3,778 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2006, Mr. Orris held 20,000 options to purchase common stock and 6,400 shares of unvested restricted stock.
(8)	During 2006, Mr. Rashid received a grant of options exercisable for 15,000 shares of common stock with a grant date fair value of $130,788. As of December 31, 2006, Mr. Rashid held 15,000 unexercisable options to purchase common stock and no shares of restricted stock.
(9)	During 2006, Mr. Schumacher received a grant of 3,778 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2006, Mr. Schumacher held 10,000 options to purchase common stock and 6,400 shares of unvested restricted stock.
(10)	Mr. Weiner resigned as a Director of the Company effective September 15, 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Harris, Mr. Becker, and Mr. Schumacher serve on the Compensation Committee. None of the members is or has been an officer or employee of QDI. There are not currently any compensation committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers or Board members of such other entities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

In July 2006, the Company filed a registration statement on Form S-3. All shares owned by Apollo were registered under that statement together with shares to be offered by the Company. We have borne all expenses and will bear all subsequent expenses, other than selling expenses, incurred in the registration process. Expenses incurred through the date of this proxy statement in connection with this registration statement are approximately $1.0 million. The inclusion of Apollo’s shares was required by the registration rights agreement QDI entered into with Apollo, among others, at the time of its initial public offering in November, 2003 in which Apollo obtained an unlimited number of demand and incidental registration rights and each of the other parties thereto obtained incidental registration rights. The registration rights agreement provides for standard indemnification provisions for an agreement of this type. Additionally, the registration rights agreement provides for preemptive rights granted to Apollo with respect to the sale of certain QDI capital stock and certain equity securities convertible into capital stock, other than in connection with the offering of QDI common stock.

Company Policy Regarding Transactions with Related Persons

Quality Distribution has a written Code of Conduct for its executive officers, directors and employees. While the Board of Directors is ultimately responsible for the implementation of the Code, the Audit Committee and the Senior Vice President–Administration have been designated to administer the Code. Quality Distribution’s Code seeks the avoidance of not only actual, but also potential and apparent conflicts of interest, and it requires the disclosure of relevant facts not only from persons with a potential conflict of interest, but also others that learn of the potential conflict of interest. Persons reporting suspected violations in good faith are assured that they will not be subject to retaliation of any kind.

The Code of Conduct establishes principles of conduct in lieu of rigorous procedures. However, the Chairperson of the Audit Committee is responsible for administering the Code with respect to directors and executive officers. Transactions with related parties that are reportable in this Proxy Statement fall within the ambit of Quality Distribution’s Code of Conduct and require written approval. In addition, they and other conflicts of interest are required to be fully disclosed and considered prior to their resolution.

The registration rights agreement described above was entered into prior to the implementation of Quality Distribution’s Code of Conduct. The inclusion of the shares of Apollo in the Quality Distribution registration statement described above was an obligation under this registration rights agreement, and therefore was not approved under the Code of Conduct.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company is not aware that, during 2006, any of its directors, executive officers and 10% shareholders failed to timely file any reports required to be filed by

Section 16(a) of the Exchange Act. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% shareholders.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2008 annual meeting should deliver a written copy of their proposal to our principal executive offices no later than December 19, 2007 (which is 120 calendar days before the anniversary of the date of this proxy statement). Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after May 17, 2008 (which is the anniversary of this year’s annual meeting) we must receive notice of the shareholder proposal within a reasonable time before we begin to print and mail our proxy materials. All shareholder proposals should be sent to 4041 Park Oaks Boulevard, Suite 200, Tampa, FL 33610, Attention: Jonathan C. Gold, Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that other matters will be brought before the annual meeting. If, however, other matters are properly brought before the annual meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

By Order of the Board of Directors

Gerald L. Detter

Chief Executive Officer and Chairman

of the Board of Directors

Dated: April 17, 2007

QUALITY DISTRIBUTION, INC.

3802 Corporex Park Drive

Tampa, Florida 33619

ANNUAL MEETING OF SHAREHOLDERS – May 17, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Quality Distribution, Inc. (the “Company”) hereby appoints Gerald L. Detter and Timothy B. Page, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, as designated below, all of the common stock of the Company held of record by the undersigned on April 9, 2007, at the Annual Meeting of Shareholders to be held at the Marriott Marquis Hotel, located at 1535 Broadway, New York, NY 10036, at 10:00 a.m., Eastern Time, on Thursday, May 17, 2007 or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 17, 2007, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxies will vote for election of a substitute nominee proposed by the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR ALL nominees in Proposal 1 and FOR Proposal 2. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(IMPORTANT: Please sign and date on reverse)

QUALITY DISTRIBUTION, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

1.	Election of Directors:
Marc E. Becker
Gerald L. Detter
Robert H. Falk
Robert E. Gadomski
Joshua J. Harris
Richard B. Marchese
Thomas R. Miklich
Donald C. Orris
Eric L. Press
M. Ali Rashid
Alan H. Schumacher
John J. Suydam

	• For All	[ ]
	• Withhold All	[ ]
	• For All Except	[ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT.

2.	Ratification of the Appointment of PricewaterhouseCoopers, LLP as the Independent Registered Certified Public Accountants for the year ended December 31, 2007:

	• For	[ ]
	• Against	[ ]
	• Abstain	[ ]

3.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the

       Annual Meeting of Shareholders.

Date:

Signature(s)

Please sign exactly as your name appears on your stock certificate. Joint owners should each sign individually. A corporation should sign the full corporate name by a duly authorized officer and affix the corporate seal. A partnership should sign the full partnership name by a duly authorized person. When signing as an attorney, executor, administrator or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE.